CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated January 31, 2000 (except with respect to Notes 1 and 3 as to which the date is May 12, 2000) incorporated by reference in Unicom Corporation's Form 10-K for the year ended December 31, 1999, and to our reports dated May 12, 2000 and August 11, 2000 incorporated by reference in Unicom Corporation's Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, and to all references to our Firm included in this Registration Statement.


Arthur Andersen LLP

Chicago, Illinois
March 23, 2000